Exhibit 99.2

Certain Preliminary Financial Results of iHeartMedia, Inc.

and Debtor Subsidiaries

On March 14, 2018, in connection with the Bankruptcy Petitions, iHeartMedia disclosed the following preliminary financial results for the year ended December 31, 2017 and certain other financial information of iHeartMedia together with its subsidiaries that filed the Bankruptcy Petitions (the “Debtors”) and of iHeartMedia together with its consolidated subsidiaries:

•	For the year ended December 31, 2017, the Debtors recognized approximately $734.7 million of operating income, $1.01 billion of OIBDAN and $3.58 billion of revenue.

•	As of March 14, 2018, the funded debt obligations of iHeartMedia and its consolidated subsidiaries totaled over $20 billion, while the Debtors’ funded obligations totaled approximately $16 billion.

•	The Debtors’ funded debt required payment of approximately $1.4 billion of cash interest in 2017.

•	The Debtors believe that, as of December 31, 2017, they had federal net operating losses (“NOLs”) totaling approximately $3.6 billion. This amount includes all NOLs of the consolidated tax group of which iHeartMedia is the parent, including certain amounts that, under the applicable consolidated tax return rules, are attributable to non-Debtor subsidiaries.

•	For the year ended December 31, 2017, iHeartMedia together with its consolidated subsidiaries recognized approximately $968.8 million of operating income, $1.6 billion of OIBDAN and $6.2 billion of revenue.

•	For the year ended December 31, 2017, the Debtors received approximately $291 million in net cash sweeps from Clear Channel Outdoor Holdings, Inc. (“CCOH”).

•	As of January 31, 2018, the current balance of the intercompany revolving promissory note payable by iHeartCommunications to CCOH is approximately $1.058 billion.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Debtors’ and iHeartMedia’s consolidated OIBDAN for the year ended December 31, 2017. iHeartMedia defines OIBDAN as operating income adjusted to exclude non-cash compensation expenses, as well as the following line items presented in its Statement of Comprehensive Loss: Depreciation and amortization; Impairment charges; and Other operating income (expense), net.

iHeartMedia uses OIBDAN, among other measures, to evaluate operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. iHeartMedia believes this measure is an important indicator of the operational strength and performance of its business because it provides a link between operational performance and operating income.

iHeartMedia believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by iHeartMedia’s management. iHeartMedia believes it helps improve investors’ ability to understand its operating performance and makes it easier to compare its results with other companies that have different capital structures or tax rates. In addition, iHeartMedia believes this measure is also among the primary measures used externally by iHeartMedia’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of iHeartMedia to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP), it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of iHearMedia’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.

Since OIBDAN is a non-GAAP financial measure that is not calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.

As required by the SEC rules, iHeartMedia is providing below a reconciliation of the Debtors’ and iHeartMedia’s consolidated OIBDAN to operating income, the most directly comparable measure reported under GAAP.

Reconciliation of Debtors’ OIBDAN to Operating Income

(in thousands)
Year Ended December 31, 2017
OIBDAN	$1,008,151
Other operating income, net	9,325
Impairment charges	(6,040)
Depreciation and amortization	(274,248)
Non-cash compensation expenses	(2,488)

Operating income	$734,700

Reconciliation of iHeartMedia’s consolidated OIBDAN to Operating Income

(in thousands)
Year Ended December 31, 2017
OIBDAN	$1,556,230
Other operating income, net	35,705
Impairment charges	(9,592)
Depreciation and amortization	(601,432)
Non-cash compensation expenses	(12,078)

Operating income	$968,833